Exhibit 4(b)

                              FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Agreement") is signed as of September 29, 2006 by Merrill Lynch Retirement Series Trust on behalf of Merrill Lynch Retirement Reserves Money Fund (the "Trust"), FAM Distributors, Inc., a Delaware corporation and BlackRock Distributors, Inc., a Delaware corporation (each a "Distributor" and together the "Distributors").

      WHEREAS, the Trust and each Distributor have entered into an Amended and Restated Distribution Plan pursuant to Rule 12b-1, dated September 29, 2006, whereby each Distributor agrees to act as the distributor and representative of the Trust in the offer and sale of Class II shares of beneficial interest (such shares of beneficial interest sold through the Distributors being referred to herein as the "Distributor Class II Shares");

      WHEREAS, pursuant to the provisions of Rule 12b-1 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Trust pays each Distributor a fee at the annual rate of 0.20% of average daily net asset value of the Distributor Class II Shares sold by such Distributor for distribution and to defray the expenses associated with the provision of marketing and advertising services by the Distributor to the Trust;

      WHEREAS, each Distributor desires to waive the 12b-1 fee in its entirety;

      WHEREAS, each Distributor understands and intends that the Trust will rely on this Fee Waiver Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Trust for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

      WHEREAS, the shareholders of the Trust will benefit from the ongoing waiver by incurring lower operating expenses than they would absent such waivers.

      NOW, THEREFORE, each Distributor agrees to waive the 0.20% 12b-1 fee for the period of this Agreement.

      This contractual fee waiver shall be effective through November 30, 2007 and for annual periods thereafter unless a Distributor shall notify the Trust of the termination of the contractual fee waiver not less than 30 days prior to the end of the then annual period.

      IN WITNESS WHEREOF, each Distributor and the Trust have agreed to this Fee Waiver Agreement as of the day and year first above written.

                                                    BLACKROCK DISTRIBUTORS, INC.

                                                    By:
                                                        ------------------------

                                                    FAM DISTRIBUTORS, INC.

                                                    By:
                                                        ------------------------

                                                    MERRILL LYNCH RETIREMENT
                                                    SERIES TRUST

                                                    By:
                                                        ------------------------
                                                         Name:
                                                         Title: